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                                                                     Exhibit 2.1

                               ARTICLES OF MERGER
                                       OF
                              PSF ACQUISITION CORP.
                                      INTO
                            THE LUNDY PACKING COMPANY

         The Lundy Packing Company (the "Surviving Corporation"), a corporation organized under the laws of the State of North Carolina, hereby submits these Articles of Merger for the purpose of merging PSF Acquisition Corp. (the "Merging Corporation"), a corporation organized under the laws of the State of North Carolina, into the Surviving Corporation:

         I. The following Plan of Merger was duly approved in the manner prescribed by law:

                                 PLAN OF MERGER
                                       OF
                              PSF ACQUISITION CORP.
                                  WITH AND INTO
                            THE LUNDY PACKING COMPANY


         A.       CORPORATIONS PARTICIPATING IN MERGER

                  The names of the constituent corporations proposing to merge are The Lundy Packing Company ("Lundy") and PSF Acquisition Corp. ("PSF"), and the constituent corporation that shall be the surviving corporation after the merger becomes effective is The Lundy Packing Company (the "Surviving Corporation").

         B.       NAME OF SURVIVING CORPORATION

                  The name which the Surviving Corporation shall have after the merger becomes effective is "The Lundy Packing Company."

         C.       TERMS AND CONDITIONS OF PROPOSED MERGER

                  Pursuant to the terms and conditions of this Plan, PSF shall be merged with and into Lundy. Upon the merger of PSF into Lundy, the corporate existence of PSF shall cease and the corporate existence of Lundy shall continue.

         D.       CONVERSION AND EXCHANGE OF SHARES

                  At the Effective Time (as hereinafter defined):
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                  1. Shares of Lundy. Each share of stock of Lundy issued and outstanding immediately prior to the Effective Time (other than shares issued and held in the treasury of Lundy and other than shares with respect to which dissenters' rights are properly exercised) shall automatically be converted into and become a right to receive in cash an amount per share (the "Merger Consideration") equal to the quotient determined by dividing (i) the difference obtained by subtracting from
         (A) $68,000,000 both (B) the sum of the amount of capitalized lease obligations and indebtedness for borrowed money incurred by Lundy and its subsidiaries on a consolidated basis, as determined on the day immediately preceding the Effective Time, in excess of $37,892,648 and used to fund operating cash flow losses (excluding indebtedness used for working capital, certain capital expenditures, and expenses related to the Merger) and (C) amounts paid by Lundy (x) as premiums for officers' and directors' liability insurance covering post-Merger each present and former director or officer of Lundy or any of its subsidiaries who is currently covered by Lundy's existing officers' and directors' liability insurance policies and (y) as fees for the services of brokers, attorneys, accountants, engineers, consultants and other like professionals in connection with the negotiation and consummation of the Merger (other than fees paid to an investment manager and fees related to title insurance and surveys obtained in connection with the Merger), in excess of $1,500,000, by (ii) the aggregate number of shares of stock of Lundy outstanding at the Effective Time. Each share of stock of Lundy issued and held in the treasury of Lundy immediately prior to the Effective Time shall automatically be canceled and no payment shall be made with respect thereto. Aggregate amounts of Merger Consideration payable to individual shareholders shall be rounded up to the nearest whole cent.

                  2. Shares of PSF. Each share of stock of PSF issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  3. Closing of Lundy's Transfer Books. At the Effective Time, the stock transfer books of Lundy shall be closed with respect to shares of Lundy issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation or its designee, such certificates shall be exchanged as provided in Section 4 below.

                  4. Exchange of Certificates. After the Effective Time (as hereinafter defined), upon the surrender and exchange of a certificate theretofore representing shares of Lundy's stock to the Surviving Corporation or its designee, the holder shall be paid the aggregate Merger Consideration applicable to such shares, without interest thereon, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to


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         receive, in cash, the Merger Consideration into which the shares of
         Lundy it theretofore represented shall have been converted pursuant to
         Section 1 above, without interest, and the Surviving Corporation or its designee shall not be required to pay the holder of such certificates any portion of the Merger Consideration to which such person otherwise would be entitled; provided, that customary and appropriate certifications and indemnities allowing for payment against lost or destroyed certificates shall be permitted. After the Effective Time (as hereinafter defined), upon the surrender and exchange of a certificate theretofore representing shares of PSF's stock to the Surviving Corporation or its designee, the holder shall receive a certificate representing one (a) share of the Surviving Corporation's stock for each share of PSF's stock represented by the surrendered certificate(s) and such surrendered certificate(s) shall forthwith be canceled.

                  5. Dissenting Shares. Notwithstanding any other provisions of this Plan, shares of Lundy's stock that are outstanding immediately prior to the Effective Time and which are held by a holder of shares of Lundy stock who shall have (a) duly given written notice to Lundy, prior to the taking of the vote by Lundy's shareholders on approval of this Plan, of such holder's intent to dissent from the merger contemplated by this Plan and demand payment of the "fair value" of such shares in accordance with Article 13 of the North Carolina Business Corporation Act (N.C. Gen. Stat. Section 55-1-01 et seq.) (the "Dissenters' Rights Provisions"), (b) not voted such shares in favor of this Plan, and (c) not withdrawn, waived or otherwise lost or forfeited such holder's dissenter's rights under the Dissenters' Rights Provisions prior to the Effective Time (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive from the Surviving Corporation payment of the "fair value" thereof in accordance with the Dissenters' Rights Provisions, except that all Dissenting Shares held by holders who after the Effective Time shall have failed to perfect or who effectively shall have withdrawn, waived or otherwise lost or forfeited their dissenters' rights under the Dissenters' Rights Provisions shall thereupon be deemed to have been converted into and to become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate part of the Merger Consideration, upon surrender, in the manner provided in Section 4 above, of the certificate or certificates that formerly evidenced such shares of Lundy stock.

         E.       ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS

         At the Effective Time (as hereinafter defined):

                  1. The articles of incorporation of the Surviving Corporation shall be amended by deleting all of the enumerated provisions thereof and inserting in lieu thereof, the following:

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         "1. The name of the corporation is The Lundy Packing Company.

         2. The corporation shall have authority to issue 100,000 shares of stock, all of one class.

                  3. The street address of the initial registered office of the corporation is 1001 College Court, New Bern, Craven County, North Carolina 28562; the mailing address of the initial registered office of the corporation is Post Office Box 867, New Bern, Craven County, North Carolina 28563; and the name of the initial registered agent at such address is Leigh Wilkinson.

                  4. The number of directors of the corporation may be fixed by the bylaws. The number of directors constituting the initial board of directors shall be nine, and the names and addresses of the persons who shall serve as directors until the first meeting of shareholders, or until successors shall be elected and qualified, are as follows:

                      Name                                    Address
                      ----                                    -------
                      Mark Baker                           277 Park Avenue
                                                           New York, NY 10172

                      Paul Fribourg                        277 Park Avenue
                                                           New York, NY 10172

                      Vart Adjemian                        277 Park Avenue
                                                           New York, NY 10172

                      Michael Zimmerman                    277 Park Avenue
                                                           New York, NY 10172

                      John Meyer                           423 West 8th Street
                                                           Suite 200
                                                           Kansas City, MO 64105

                      Ronald Justice                       423 West 8th Street
                                                           Suite 200
                                                           Kansas City, MO 64105

                      Maurice McGill                       423 West 8th Street
                                                           Suite 200
                                                           Kansas City, MO 64105

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                      Dean Mefford                         423 West 8th Street
                                                           Suite 200
                                                           Kansas City, MO 64105

                      Mitch Petrick                        423 West 8th Street
                                                           Suite 200
                                                           Kansas City, MO 64105

                           5. To the fullest extent permitted by the North
                  Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

                           6. Shareholders of the corporation shall have no
                  preemptive right to acquire additional shares of the corporation.

                  2. The bylaws of PSF, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

                  3. The directors of PSF holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time.

                  4. The officers of PSF holding office immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

         F.       TAKING OF NECESSARY ACTION

                  Lundy and PSF (collectively, the "Constituent Corporations") shall use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the merger contemplated by this Plan as promptly as possible. If, at any time after the Effective Time (as hereinafter defined), any further action is necessary or desirable to carry out the purposes of the merger contemplated by this Plan or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations, or otherwise, to take, and shall take, all such action.

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         G.       EFFECTIVE DATE AND TIME

                  The date and time at which the merger contemplated by this Plan shall become effective is 12:01 a.m. on the date of filing of the Articles of Merger by the North Carolina Secretary of State (the "Effective Time").

         II. As to the Surviving Corporation and the Merging Corporation, shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

         IN WITNESS WHEREOF, these Articles of Merger are signed by the President of the Surviving Corporation as of the 10 day of August, 2000.

                                                  THE LUNDY PACKING COMPANY

                                              By: /s/ Lewis M Fetterman Jr
                                                 -------------------------------
                                              Lewis M. Fetterman, Jr., President

Prepared by and return to:

Leigh A. Wilkinson
For the firm of
Ward and Smith, P.A.
1001 College Court
Post Office Box 867
New Bern, North Carolina 28563-0867
Telephone:  (252) 672-5400
Facsimile:  (252) 672-5477


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